EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 2/6/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/26/2026	Sell	31,461	8.14
1/27/2026	Sell	20,618	8.23
1/28/2026	Sell	6,237	8.28
1/29/2026	Sell	9,836	8.17
1/30/2026	Sell	6,670	8.16
2/2/2026	Sell	12,430	8.05
2/3/2026	Sell	6,756	8.10
2/4/2026	Sell	3,900	8.08
2/5/2026	Sell	1,925	7.98
2/6/2026	Sell	7,691	7.99